AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GILBERT ASSOCIATES, INC.

 It is hereby certified that:

 1. (a) The present name of the corporation (hereinafter called the "Corporation") is GILBERT ASSOCIATES, INC.

  (b) The name under which the Corporation was originally incorporated was "G/C Holdings, Inc."; and the date of filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was February 14, 1984.

 2. This Amended and Restated Certificate of Incorporation, which amends and restates the Corporation's Certificate of Incorporation in its entirety, has been duly adopted pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The provisions of the Restated Certificate of Incorporation are as follows:

 FIRST:  The name of this Corporation is:

GILBERT ASSOCIATES, INC.

 SECOND: Its registered office in the State of Delaware is located in the City of Dover in the County of Kent, in the State of Delaware. The name of its registered agent is the United States Corporation Company, 32 Loockerman Square, Suite L-100, in the said City of Dover.

 THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

 FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is eleven million (11,000,000) shares, of which (i) ten million (10,000,000) shares shall be any combination of Class A common stock, par value $1.00 per share, and Class B common stock, par value $1.00 per share, and (ii) one million (1,000,000) shares shall be Preferred Stock, par value $1.00 per share. The Board is hereby empowered to cause the Preferred Stock to be issued from time to time for such consideration as it may from time to time fix, and to cause such Preferred Stock to be issued in series with such voting rights, designations, preferences, qualifications, limitations, restrictions, conversion rights and other special or relative rights as designated by the Board in the resolution providing for the issue of such series. Shares of Preferred Stock of any one series shall be identical in all respects.

 The powers, preferences, rights, and the qualifications, limitations or restrictions with respect to common stock are set forth below.

  (a) Class B Common Stock of the Corporation may be held only by:

   (1) An active employee of (i) the Corporation, (ii) of a corporation in which the Corporation directly owns 100% of the voting shares, or (iii) of a corporation, in an unbroken chain of corporations, in which the Corporation indirectly (through the Corporation's ownership of 100% of the voting shares of all intermediate corporations in that chain) owns 100% of the voting shares, each such employee being hereinafter referred to as an "Active Employee";

   (2) Directors of the Corporation ("Directors"); or

   (3) Trusts for the exclusive benefit of an Active Employee or Active Employees if the terms of the trust provide that the Trustee shall vote all full shares of Class B Common Stock credited to the account of said Active Employee or Active Employees only in accordance with the written direction of said Active Employee or Active Employees (hereinafter referred to as "Eligible Trusts"). A trust shall be deemed to be for the exclusive benefit of an Active Employee even though the trust makes provision for the holding of shares after an Active Employee ceases to be such for such period as may be necessary in order to effectuate distribution to him, or upon death, to his designated beneficiary.

  (b) At such time as (i) any person shall cease to be an Active
Employee, (ii) any Director shall cease to hold that position, or (iii) any Eligible Trust which is a registered holder of Class B Common Stock ceases to be an Eligible Trust for any reason whatsoever, each share of Class B Common Stock of the Corporation held by or for such Active Employee, Director or Eligible Trust shall be converted forthwith and automatically into one share of Class A Common Stock.

 At such time as any share or shares of Class B Common Stock of the Corporation are sold or transferred, by operation of law or otherwise, to anyone, including the Corporation, who is not an Active Employee, a Director or an Eligible Trust, each share of the share or shares of Class B Common Stock of the Corporation so sold or transferred shall be converted forthwith and automatically into one share of Class A Common Stock of the Corporation.

  (c) The Board of Directors of the Corporation may, if the Board deems it advisable and in the interest of the Corporation, permit any share or shares of Class A Common Stock of the Corporation held by any Active Employee, Director or Eligible Trust to be converted into Class B Common Stock of the Corporation, share for share.

  (d) Anyone desirous of having shares of Class B Common Stock of the Corporation held by an Eligible Trust may submit evidence to the Board of Directors to establish that said trust is in fact an Eligible Trust and the determination by the Board of Directors as to whether the Trust is in fact an Eligible Trust shall be final and conclusive. Moreover, the Board of Directors may at any time require a trustee to establish that the trust is an Eligible Trust and the Board's determination shall be final and conclusive.

  (e) Upon conversion of any share of stock of one class into a share of stock of the other class, the share of stock of the class so converted into the other shall be restored to the status of an authorized and unissued share of its class.

  (f) No holder of Class B Common Stock of the Corporation, desirous of selling or transferring any share or shares of such Class B Common Stock of the Corporation, shall have the power to sell or transfer any such share or shares unless and until he shall first have offered the same for sale to the Corporation at the actual price at which it is proposed to sell or transfer the same. Such offer shall be made in writing signed by such stockholder and sent by mail to the Corporation at its principal place of business, and shall remain good for acceptance by the Corporation for a period of thirty days from the date of receipt thereof and shall be accompanied by a written offer signed by the proposed purchaser, giving his name and address and his offering price. Any pledgee of any share or shares of Class B Common Stock of the Corporation, before bringing any suit, action or proceedings, or doing any act to foreclose his pledge, shall first offer such stock for sale to the Corporation at the fair market value for such stock. Such offer shall remain good for acceptance by the Corporation for a period of thirty days after receipt thereof. In case any offer above referred to shall not be accepted by the Corporation within such thirty day period, such share or shares may be sold or transferred to such proposed purchaser. Neither the transfer by an Active Employee of Class B Common Stock to an Eligible Trust or the transfer or other distribution by an Eligible Trust of Class B Common Stock to a beneficiary of such Eligible Trust shall be deemed to constitute a sale or transfer of such stock for purposes of this subparagraph (f).

 The provisions contained herein shall be embodied in, written, printed or stamped on each certificate of the Class B Common Stock of the Corporation, and thereupon shall be part thereof, binding upon each and every present or future holder or owner thereof.

  (g) Except as otherwise provided by law, the entire voting power for the election of directors and all other purposes shall be vested exclusively in the holders of the Class B Common Stock of the Corporation, each of whom shall be entitled to one vote for each share of Class B Common Stock of the Corporation held by him of record; provided, however, that during such period or periods as there shall be no Class B Common Stock of the Corporation issued and outstanding, and only during such period or periods, the holders of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held by him of record. The amount of the authorized stock of any class or classes of stock, and the amount of the capital stock which may be issued and outstanding at any time, may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding Class B Common Stock.

  (h) The holders of any share or shares of Class A Common Stock of the Corporation shall not be, as to such share or shares, subject to any of the restrictions upon sale or transfer imposed upon holders of Class B Common Stock by subparagraph (f) of this ARTICLE FOURTH.

  (i) Except as hereinbefore provided, the powers, preferences and rights and the qualifications, limitations or restrictions of the Class A Common Stock of the Corporation and the Class B Common Stock of the Corporation shall be in all respects identical, share for share.

 FIFTH: The minimum amount of capital with which the Corporation will commence business is ONE THOUSAND DOLLARS ($1,000).

 SIXTH:  The Corporation is to have perpetual existence.

 SEVENTH: The private property of stockholders shall not be subject to the payment of corporate debts to any extent whatever.

 EIGHTH: It is further provided for the management of the business and the conduct of the affairs of the Corporation, and for the purpose or creating, defining, limiting and regulating the powers of the Corporation, the directors and the stockholders:

  (a) No employee of the Corporation shall be eligible to be a director unless he is a holder of Class B Common Stock of the Corporation.

  (b) The Board of Directors shall have power:

   (1) To fix and determine, and from time to time to vary, the amount to be reserved as working capital; to determine whether any and if any, what part of any surplus shall be declared and paid as dividends; to determine the date or dates for the declaration and payment of dividends, and to direct and determine the use and disposition of any surplus;

   (2) To make, alter, amend, suspend and repeal the Bylaws of the Corporation;

   (3) To designate three or more of their number to constitute an Executive Committee, which Committee, to such extent as may be provided by resolution of the directors or by the Bylaws of the Corporation, shall have, and may exercise any or all of the powers of the Board of Directors in the management of the business and affairs of the Corporation, including the power to authorize its seal to be affixed to all papers which may require it.

  (c) Any officer elected or appointed by the stockholders or by the Board of Directors or by any Committee may be removed (except from the office of director) at any time, with or without cause, in such manner as may be provided in the Bylaws. Any other officer or employee of the Corporation other than a director may be removed at any time with or without cause by the Board of Directors in such manner as may be provided in the Bylaws or by any Committee or superior officer upon whom such power of removal may be conferred by the Bylaws or by authority of the Board of Directors.

  (d) A director or officer of this Corporation shall not be disqualified by his office from dealing or contracting with the Corporation, either as a vendor, purchaser or otherwise, nor shall any transaction or contract of this Corporation be void or voidable by reason of the fact that any director or officer of the Corporation, any firm of which any director or officer is a member or employee, or any Corporation of which any director or officer is a shareholder, director, officer or employee, is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified, or approved either (1) by vote of a majority or a quorum of the Board of Directors or of the Executive Committee without counting in such majority or quorum any director so interested or member or employee of a firm so interested or a shareholder, director, officer or employee of a Corporation so interested, or (2) by vote at a stockholders' meeting of the holders of record of a majority of all the outstanding shares of capital stock of the Corporation having full voting power or by writing or writings signed by a majority of such holders; nor shall any director or officer be liable to account to the Corporation for any profits realized by and from or through any such transaction, or contract of this Corporation authorized, ratified or approved as aforesaid by reason of the fact that he or any firm of which he is a member or employee, or any Corporation of which he is a shareholder, director, officer, or employee was interested in such transaction or contract.

  (e) No holder of stock of this Corporation of any class shall be entitled as of right to purchase or subscribe for any part of the unissued stock of the Corporation, or any stock of the Corporation of any class to be issued by reason of any increase of the authorized capital stock of the Corporation, or of any bonds, debentures, certificates of indebtedness, or other securities convertible into stock of the Corporation, or any stock of the Corporation purchased by the Corporation or by its nominee or nominees.

  (f) The Corporation may in its Bylaws confer upon its directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon them by statute, such powers as are not required by the laws of the State of Delaware to be exercised by the stockholders.

  (g) No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) any willful or negligent payment of dividends or purchase or redemption of stock in violation of the limitation imposed on such actions by the General Corporation Law of Delaware or the Certificate of Incorporation or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

 NINTH: Meetings of stockholders may be held without the State of Delaware, if the Bylaws so provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as from time to time may be designated by the Board of Directors.

 TENTH: This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

 IN WITNESS WHEREOF, the said Corporation has made under its corporate seal and signed by T. S. Cobb, its President, the foregoing certificate on the ____ day of _______, 1996.


        GILBERT ASSOCIATES, INC.


        By:_____________________________
          President